Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                January 26, 2012

KEY TECHNOLOGY ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the first quarter of fiscal 2012 ended December 31, 2011.

Net sales for the three-month period ended December 31, 2011 totaled $26.0 million, compared to $28.1 million recorded in the same quarter last year.  The Company reported a net loss for the first quarter of fiscal 2012 of $243,000, or $0.05 per diluted share, compared to net earnings of $604,000, or $0.11 per diluted share, for the same period a year ago.

Gross profit for the first quarter of fiscal 2012 was $8.6 million compared to $9.3 million in the corresponding period last year.  As a percentage of net sales, gross profit for the more recent quarter was 33.0% compared to 33.1% in the first quarter of fiscal 2011.

David Camp, President and Chief Executive Officer, commented, “The first quarter revenues and margins were consistent with management’s expectations.  We had previously stated that a substantial amount of the year-end backlog would not ship until after the first quarter of fiscal 2012.”

Operating expenses for the quarter ended December 31, 2011 were $8.8 million, or 33.8% of sales, compared to $8.4 million, or 30.0% of sales in the same quarter last year.

Camp further commented, “Operating expense in the first quarter of fiscal 2012 increased slightly, as compared to the prior year’s first fiscal quarter, due to increased spending on research and development.  As previously discussed, we have added valuable technical and project management talent to Key to support new product developments.”

Orders received during the first quarter of fiscal 2012 were $26.6 million, compared to $24.8 million in the same period last year.  The Company’s backlog at December 31, 2011 was $37.0 million, compared to a backlog of $31.6 million at December 31, 2010.

Camp continued, “A significant portion of the backlog at the end of the first fiscal quarter will not ship until after the second quarter of fiscal 2012; however, management currently anticipates that net sales in the second fiscal quarter of 2012 will be modestly higher than net sales in the first quarter of fiscal 2012.  Also, we anticipate that gross margins in the second quarter of fiscal 2012 may be lower than gross margins in the first quarter of fiscal 2012 due to the anticipated comparative product mix.”

Camp concluded, “In addition to the 7% increase in orders in the first quarter of fiscal 2012 over the comparable period a year ago, we are pleased to announce that in January we received an order from a significant new international customer committing to a multi-million dollar purchase of our recently released Veo™ system.  We continue to believe that investing in new product developments and strategic initiatives, such as Veo, Horizon™ and Integrated Solutions, will be a significant driver for future revenue growth.”

Conference Call

The Company's conference call related to the fiscal 2012 first quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 26, 2012.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions and disruption in financial markets may adversely affect the business of the Company’s customers and the Company’s business and results of operations;
•
ongoing uncertainty and volatility in the financial markets related to the U.S. budget deficit, the European sovereign debt crisis and the state of the U.S. economic recovery may adversely affect the Company’s operating results;

•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure that may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	fluctuations in foreign currency exchange rates could result in unanticipated losses that could adversely affect the Company's liquidity and results of operations;
•	advances in technology by competitors may adversely affect the Company’s sales and profitability;
•	the Company’s new and existing products may not compete successfully in either current or new markets, which would adversely affect the Company’s sales and operating results;
•
the Company’s expansion into new markets, increasingly complex projects and applications, and integrated product offerings could increase the Company’s cost of operations and reduce gross margins and profitability;

•	the Company’s product offerings depend, to a certain extent, on products and components manufactured by others;
•
the Company's information systems, computer equipment and information databases are critical to its business operations, and any damage or disruptions could adversely affect the Company's business and results of operations;

•
the Company’s potential inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the potential inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the Company's operating results are seasonal and may further fluctuate due to severe weather conditions affecting the agricultural industry in various parts of the world;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross margins;
•	compliance with recently passed health care legislation may adversely affect the Company’s business;
•
the Company’s reported results may be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements, which could require the Company to incur substantial additional expenses; and

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses to the Company and pose challenges for the Company’s management.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months
	Ended December 31,
	2011	2010

Net sales	$25,972	$28,147
Cost of sales	17,411	18,827
Gross profit	8,561	9,320
Operating expenses:
Sales and marketing	4,301	4,484
Research and development	1,999	1,517
General and administrative	2,466	2,441
Amortization of intangibles	4	4
Total operating expenses	8,770	8,446
Gain on sale of assets	1	-
Earnings (loss) from operations	(208)	874
Other income (expense)	(149)	(74)
Earnings (loss) before income taxes	(357)	800
Income tax expense (benefit)	(114)	196
Net earnings (loss)	$(243)	$604
Net earnings (loss) per share
- basic	$(0.05)	$0.11
- diluted	$(0.05)	$0.11

Shares used in per share calculation - basic	5,344	5,286
Shares used in per share calculation - diluted	5,344	5,304

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2011	2011

Cash and cash equivalents	$25,097	$28,754
Trade accounts receivable, net	9,882	8,776
Inventories	24,568	24,269
Total current assets	66,769	69,349
Property, plant and equipment, net	19,269	19,433
Goodwill and other intangibles, net	2,571	2,575
Total assets	91,725	94,405
Total current liabilities, including current portion of long-term debt	24,446	26,865
Long-term debt	5,107	5,197
Shareholders' equity	$58,523	$58,774

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161